Exhibit 99.d.4.

Tortoise MLP Fund, Inc.

Floating Rate Senior Note, Series , Due

No. RE-[__]	[Date]
$[__________]	PPN ________________

For Value Received, the undersigned, Tortoise MLP Fund, Inc. (herein called the “Company”), a corporation organized and existing under the laws of the State of Maryland, hereby promises to pay to                                    , or registered assigns, the principal sum of [_____________________________________________________] (or so much thereof as shall not have been prepaid) on                  , with interest (computed on the actual number of days elapsed on the basis of a year consisting of 360 days) (a) on the unpaid balance hereof at the Adjusted LIBOR Rate as calculated for each Interest Period pursuant to Section 1 of the Note Purchase Agreement (referred to below) from the date hereof, payable quarterly, on the 15th day of March, June September and December in each year, commencing with (i) March 15, 2011 for any Note dated on or before March 15, 2011 and (ii) the March, June, September or December next succeeding the date hereof for any Note dated after March 15, 2011, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any NTG 2010 Floating Rate Prepayment Amount and NTG 2010 LIBOR Breakage Amount, payable quarterly as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the Default Rate.

Without limiting the provisions of Section 9.7 of the Note Purchase Agreement and, in addition to all other amounts due and payable under this Note, the interest rate applicable to this Note (including any Default Rate applicable thereto) shall be increased by an amount equal to 1.00% per annum during any Adjustment Period.

Payments of principal of, interest on, any NTG 2010 Floating Rate Prepayment Amount and any NTG 2010 LIBOR Breakage Amount with respect to this Note are to be made in lawful money of the United States of America at Bank of New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement.

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Master Note Purchase Agreement, dated as of October 7, 2010 (as from time to time amended, modified or supplemented, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof.  Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representation set forth in Section 6.2 of the Note Purchase Agreement.  Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee.  Prior to due presentment for registration of transfer, the Company may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

The Company will make required prepayments of principal on the dates and in the amounts specified in the Note Purchase Agreement.  This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable NTG 2010 Floating Rate Prepayment Amount and any applicable NTG 2010 LIBOR Breakage Amount) and with the effect provided in the Note Purchase Agreement.

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This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Tortoise MLP Fund, Inc.

By:
Name:
Its: